UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARIAD Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Commencing June 19, 2014, the following materials and information will be used by employees of ARIAD Pharmaceuticals, Inc. (“ARIAD” or the “Company”) to communicate about ARIAD’s upcoming 2014 Annual Meeting of Shareholders and may be sent to certain shareholders. The information below supplements information contained in ARIAD’s definitive proxy statement dated May 9, 2014. This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

June 19, 2014

Dear Shareholder:

As we approach ARIAD Pharmaceuticals, Inc. (“ARIAD”, “the Company” or “our”) Annual Meeting of Stockholders to be held on June 25, 2014, we ask for your support by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we request your support on Proposal 2, the approval of a Section 382 Rights Agreement, Proposal 3, approval of the 2014 Long-Term Incentive Plan, and Proposal 5, the annual advisory vote to approve executive compensation (“Say on Pay”).

Proposal 3: Approval of 2014 Long-Term Incentive Plan

We strongly believe that the 2014 Long-Term Incentive Plan is in the best interests of stockholders and ARIAD, as equity awards granted under this plan will be used to help attract, motivate and retain key talent, align employee and stockholder interests, link employee compensation to Company performance and maintain a culture based on employee stock ownership. We believe that our use of equity-based awards is central to building our organization, achieving our long-term objectives and driving further value for our shareholders.

If this proposal is not approved by stockholders at the 2014 Annual Meeting, the Compensation Committee will not be authorized to make grants under the 2014 Long-Term Incentive Plan. Instead, the Compensation Committee would only be able grant equity awards under the 2006 Long-Term Incentive Plan, and awards under that plan could only be granted in a manner to qualify as “performance based compensation” exempt from the $1 million deduction limitation until the 2016 Annual Meeting. Management believes that it will face significant difficulties retaining many of its key employees without the additional share reserve provided under the 2014 Long-Term Incentive Plan.

•	ARIAD’s existing pool puts us at risk of running out of shares, and the 2014 Plan represents a very conservative, needs-based request intended to carry us to 2016. As of March 31, 2014, our 2006 Long-Term Incentive Plan has only 4.8 million shares remaining available for grant, or 2.6% of total shares outstanding. The 2014 Plan would add only 8 million shares to the total pool, or 4.2% of our shares outstanding. If shareholders approve the 2014 Plan, our go-forward pool will represent 6.8% of our shares outstanding, sufficient to fund 2 years of grants at prudent and responsible levels based on our burn rate described above.

•	ARIAD has historically used equity much more broadly than our peers, with stock-based compensation issued annually to employees across all levels of our organization rather than focused solely on our executive team. The grants to our CEO represented only 6.4% of total equity awards in 2013, and grants to all NEOs represented only 13.8%. These numbers compare to industry medians that are twice as high – among our GICS industry group, the median CEO award represents 12.7% of total annual awards, and grants to all NEOs at median represent 34% of all awards.

•	Even while using stock-based compensation more broadly than our peers, we have managed our annual equity usage (burn rate) and aggregate dilution to conservative levels well below the median of our peer group. ARIAD’s 3-year equity burn rate for 2011-13 was 3.1%, which is well below the median of our peer group, calculated by Radford, our independent compensation consultant, at 3.5%.

We ask you to vote FOR approval of the 2014 Long-Term Incentive Plan.

Proposal 2: Approval of Section 382 Rights Agreement

The Section 382 rights agreement (the “Rights Agreement”), was adopted by our board of directors on October 31, 2013 to preserve the substantial amount of our net operating loss carryforwards and other tax benefits.

•	The Company has substantial net operating loss carryforwards (“NOLs”) and other tax benefits. The Company’s ability to use these NOLs and other tax benefits could be substantially limited as a result of an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986 (the “Code”). Because of the significant drop in the value of the Company’s common stock and increase in trading volume following the October 2013 announcement by the U.S. Food and Drug Administration (“FDA”) calling for a temporary suspension of clinical trials of Iclusig, our board of directors determined that it is in the best interests of the Company’s shareholders to take appropriate action to protect our NOLs and other tax benefits from a potential ownership change.

•	According to its terms, the Rights Agreement will expire on October 30, 2014, if its adoption is not approved by the Company’s shareholders. The expiration of the Rights Agreement will remove the sole protection against an ownership change that the Company has in place.

The Rights Agreement was adopted in an effort to protect shareholder value, and a negative vote would pose a serious risk to material assets of the Company. In conclusion, we request that you vote FOR the approval of the adoption of the Rights Agreement.

Proposal 5: Advisory Vote on Executive Compensation (“Say on Pay”)

We believe that our compensation program has been and will continue to be effective in attracting, retaining and motivating the right executive team during this critical phase of ARIAD’s evolution from a research and development-stage enterprise to a fully integrated, commercial-stage global oncology company. Our compensation program for our named executive officers was supported by 82.7% of the “Say-on-Pay” advisory votes cast by shareholders at our 2013 annual meeting of shareholders. Based on the effectiveness of our compensation program and after consideration of last year’s “Say-on-Pay” advisory vote, the Compensation Committee determined to continue the same fundamental structure for our executive compensation program this year, with certain refinements discussed below:

•	The Compensation Committee froze our named executive officers’ base salaries for 2014, providing no merit increases or market-based adjustments to any member of the team.

•	The Compensation Committee also exercised its discretion to pay zero cash bonuses to executive officers for 2013.

•	The Compensation Committee reduced the size of the executives’ annual equity grants issued in March 2014, while substantially increasing the proportion of the grants contingent upon achievement of designated performance milestones. These actions were directly responsive to the challenges facing the Company and intended to ensure that executives’ long-term incentive values are strongly linked to resolution of the FDA issues relating to Iclusig and restoration of the full-value of our business.

•	Furthermore, the Compensation Committee in early 2014 dramatically reduced the profile of the peer group used for purposes of assessing the market for our executives’ cash and equity compensation. The median profile of the final peer group is 300 employees, $120 million in revenue, and $1.5 billion in market value, versus 550 employees, $500 million in revenue and $4.7 billion in market capitalization at the median of the 2013 peer group.

We ask you to vote FOR ARIAD’s 2014 Say on Pay proposal.